UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2014

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444

(Registrant's telephone number,

including area code)

___________________Not applicable_____________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under “Item 2.01 Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 16, 2014 (the “Closing Date”), Senesco Technologies, Inc., a Delaware corporation (the “Company”) acquired Fabrus, Inc., a Delaware corporation (“Fabrus”), pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of the Closing Date, by and among the Company, Senesco Fab Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Fabrus, a privately-owned biotechnology company headquartered in La Jolla, California, has developed an advanced platform for therapeutic antibody discovery and development.

Pursuant to the terms of the Merger Agreement, at the effective time of the merger (the “Merger”), Merger Sub merged with and into Fabrus, with Fabrus surviving the merger as a wholly-owned subsidiary of the Company. In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Merger Sub was automatically converted into one share of common stock of the surviving company and each issued and outstanding share of common stock of Fabrus was cancelled and automatically converted into the right to receive a pro rata portion of the transaction consideration.

The aggregate amount to be paid by the Company to stockholders of Fabrus in connection with the transactions contemplated by the Merger Agreement (the “transaction consideration”) consists of: (i) 6,905,201 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) warrants to purchase 1,630,030 shares of Common Stock with an exercise price of $3 per share and an expiration date of June 16, 2014 (the “Series FA Warrants”), (iii) warrants to purchase 53,368 shares of Common Stock with an exercise price of $4 per share and an expiration date of June 16, 2014 (the “Series FB Warrants”), (iv) warrants to purchase 1,800,033 shares of Common Stock with an exercise price of $4 per share and an expiration date of December 16, 2016 (the “Series FC Warrants”), (v) warrants to purchase 5,002 shares of Common Stock with an exercise price of $2 per share and an expiration date of September 30, 2016 (the “Series FD Warrants”) and (vi) warrants to purchase 90,048 shares of Common Stock with an exercise price of $2 per share and an expiration date of May 16, 2019 (the “Series FE Warrants”, and collectively with the Series FA Warrants, Series FB Warrants, Series FC Warrants and Series FD Warrants, the “Warrants”).

The Merger Agreement contains customary representations and warranties from the Company and Fabrus, and also contains customary covenants of the parties.

Each Fabrus option outstanding immediately prior to the Merger, whether or not then vested or exercisable (the “Fabrus Options”), was, by virtue of the Merger, automatically accelerated and cancelled and the holders of such cancelled options will be issued, following the Effective Time, options to purchase Common Stock having substantially similar terms as those Fabrus options that were cancelled (the “Replacement Options”). The number of Replacement Options granted was determined by multiplying the number of outstanding Fabrus Options by an exchange ratio set forth in the Merger Agreement. The exercise price of the Replacement Options is the closing price of Senesco’s common stock on the Closing Date.

The transaction consideration was issued pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The issuance of the securities described herein was a privately negotiated transaction with Fabrus and did not involve a general solicitation. The Shares, the Warrants and the certificates representing the shares of Common Stock issuable upon exercise of the Warrants will contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration statement that has become effective under the Securities Act or pursuant to an exemption from such registration.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The forms of the Warrants are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Warrants, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the exhibits.

The Merger Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, Fabrus or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of such agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Fabrus or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Items 1.01 and 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In connection with the closing of the Merger, on the Closing Date, Warren Isabelle, Jack Van Hulst, Ruedi Stalder, Leslie J. Browne, Ph.D., John E. Thompson, Ph.D. and Thomas C. Quick tendered their resignations as members of the Company’s board of directors (the “Board”). Such resignations were not a result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Additionally, upon the closing of the Merger, on the Closing Date, pursuant to the terms of the Merger Agreement, Vaughn Smider, M.D., Ph.D., Phillip Frost, M.D., and Steven Rubin were appointed by the Board to serve as members of the Board until the next annual meeting of the Company and until their successors are duly elected and qualified, or their earlier removal or resignation. On December 16, 2013, in connection with a public placement of our common stock and warrants to purchase our common stock for aggregate gross proceeds to the Company of $5.4 million (the “December 2013 Financing”), we entered into a securities purchase agreement with, among others, a trust which lists Dr. Frost as a trustee (the “Frost Trust”), pursuant to which such trust purchased $1 million of such securities. On February 21, 2014, in connection with an amendment of the Series B warrants issued in the December 2013 Financing, the Series B warrants held by the Frost Trust were amended and restated to, among other things, lower the exercise price and shorten the exercise period of the warrants. Following such amendment, the amended Series B warrants held by the Frost Trust were exercised for aggregate proceeds to the Company of $666,666. Dr. Frost was not a related person of the Company at the time the transactions described above were consummated.

Following the resignations and appointments described above, the Board will comprise:

Dr. Harlan Waksal (3)

Dr. Philip Frost

Mr. Christopher Forbes (3)

Mr. David Rector (1)(2)

Mr. John Braca (1)(2)

Dr. Vaughn Smider

Mr. Steven Rubin (1)(2)

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating and Corporate Governance Committee

Executive Officers

In connection with the closing of the Merger, on the Closing Date, pursuant to the terms of the Merger Agreement, the following individuals were appointed to serve as officers of the Company:

Dr. Vaughn Smider – Chief Scientific Officer and acting Chief Executive Officer

Dr. James Graziano – Chief Technology Officer

Dr. Miguel de los Rios – Vice President, Research

Vaughn Smider, M.D., Ph.D. Dr. Smider has served as a member of Fabrus’ board of directors and as Fabrus’ President and Chief Executive Officer since December 2011. Dr. Smider has also served as an Assistant Professor at The Scripps Research Institute since 2005. Prior to joining Fabrus, Dr. Smider served as Chief Scientific Officer at Integrigen, Inc. Dr. Smider holds a B.A. from Hiram College and received an M.D. and Ph.D. from Stanford University.

James Graziano, Ph.D. Dr. Graziano has served as the Chief Operating Officer of Fabrus since December 2011. Prior to joining Fabrus, Dr. Graziano worked as a scientist at Kythera Biopharmaceuticals, Inc. from 2006 to 2007 and at the Genomics Institute of the Novartis Research Foundation from 2000 to 2006. Dr. Graziano holds a B.S. from the University of California, Berkeley and received a Ph.D. from The Scripps Research Institute.

Miguel de los Rios, Ph.D. Dr. de los Rios has served as the Vice President of Research and Development of Fabrus since September 2012. Prior to joining Fabrus, Dr. de los Rios held various positions at Chimeros, Inc. from 2003 to 2011, including chief scientific officer and chief executive officer. Dr. de los Rios holds a B.S. in cell biology and received a Ph.D. in biophysical chemistry from the University of California, Santa Barbara.

In connection with such appointments, on the Closing Date, Dr. Leslie J. Browne resigned from his position as Chief Executive Officer of the Company. Dr. Browne will remain in his position as President of the Company.

In connection with the change in Dr. Browne’s position at the Company, on the Closing Date, the Company entered into a Retention Agreement with Dr. Browne (the “Retention Agreement”) providing for certain severance benefits to Dr. Browne in the event of certain terminations of Dr. Browne’s employment with the Company.

Pursuant to the terms of the Retention Agreement, if, during the one-year period following the effective date of the Retention Agreement, (i) Dr. Browne’s employment is terminated without cause, (ii) Dr. Browne resigns for good reason or (iii) Dr. Browne is not offered the position of “Chief Executive Officer” of the Company and Dr. Browne resigns within 30 days of the expiration of such one year period, Dr. Browne would receive (a) a lump sum cash payment equal to his target bonus plus his annual base salary for the year in which such event occurs, (b) COBRA benefits for one year beginning on the first day of the month following such event and (c) reimbursement of life-insurance costs for one year following such event. Moreover, if in connection with a change of control transaction, Dr. Browne’s employment is terminated or he resigns for good cause, Dr. Browne would receive (a) a lump sum cash payment equal to his target bonus plus two times his annual base salary for the year in which such event occurs and (b) COBRA benefits for two years beginning on the first day of the month following such event. Additionally, in connection with the occurrence of any of the triggering events described above, Dr. Browne’s outstanding equity awards would become fully vested and exercisable and would remain exercisable until the expiration of each equity award’s maximum term.

A copy of the Retention Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Retention Agreement is qualified in its entirety by reference to the full text of the Retention Agreement.

Item 8.01 Other Events.

On May 19, 2014, the Company issued a press release announcing the completion of the transactions contemplated by the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Financial statements of the business acquired will be provided by amendment to this report not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

Pro-forma financial information with respect to the business acquired will be provided by amendment to this report not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of May 16, 2014, by and among Senesco Technologies, Inc., Senesco Fab Acquisition Corporation and Fabrus, Inc.
4.1	Form of Series FA Warrant.
4.2	Form of Series FB Warrant.
4.3	Form of Series FC Warrant.
4.4	Form of Series FD Warrant.
4.5	Form of Series FE Warrant.
10.1	Retention Agreement, dated as of May 16, 2014, by and between Senesco Technologies, Inc. and Leslie J. Browne, Ph.D.
99.1	Press Release of Senesco Technologies, Inc. dated May 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: May 19, 2014	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President